CAPRICORN INVESTORS II, L.P.
                               30 EAST ELM STREET
                          GREENWICH, CONNECTICUT 06830



April 21, 1997


NHP Financial Services, Ltd.
1593 Spring Hill Road
Suite 400
Vienna, Virginia  22182


                  Re:      Capricorn   Investors  II,  L.P.  Investment  in  NHP
                           Financial Services, Ltd.

Ladies and Gentlemen:

You have requested that Capricorn Investors II, L.P. ("CAPRICORN II") make an investment (the "INVESTMENT") in NHP Financial Services, Ltd. ("NFS") for certain purposes in connection with the distribution by NHP Incorporated ("NHP") to its stockholders of all the shares of Common Stock, par value $.01 per share ("NFS STOCK"), of NFS owned by NHP (the "SPIN-OFF"). The Spin-off, the Investment and all other transactions undertaken by NFS and its respective subsidiaries and affiliates in contemplation of, or proposed to be effected in connection with, any of the foregoing, are collectively referred to as the "TRANSACTIONS".

Subject to the terms and conditions of this letter agreement, Capricorn II is pleased to confirm that it hereby commits to provide the Investment. The Investment shall consist of the purchase by Capricorn II, for $5 million, of shares of NFS Stock at a price of $9.15 per share following consummation of the Spin-Off and after giving effect to the recapitalization of the NFS Stock contemplated in connection therewith. Capricorn II reserves the right to arrange for one or more of its affiliates, as Capricorn II shall designate, to make all or any portion of the Investment.

Capricorn II's commitment to provide the Investment is based in part upon our current assumptions regarding the terms of the Spin-off, the assets, liabilities, business, operations, conditions (financial or otherwise) and prospects of NFS after the Spin-off, the officers and directors of NFS following the Spin-off, the authority and ability of NFS to issue the NFS Stock in connection with the Investment, and certain other premises, including, without limitation, our current assumptions and expectations regarding the terms and conditions of the Transactions and certain other matters referred to in this letter agreement.

Capricorn II's commitment to provide the Investment on the terms and conditions set forth in this letter agreement is also subject to the negotiation, execution and delivery of the definitive agreements, in each case prepared by legal counsel for Capricorn II and containing terms and conditions satisfactory to Capricorn II, to evidence such terms and conditions. The definitive


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NHP Financial Services, Ltd.
April 21, 1997
Page 2



agreements would also contain such other terms and conditions, representations and warranties, covenants, indemnifications, and conditions that, in our opinion, are appropriate for the Investment. This letter agreement is not meant to be, and shall not be construed as, an attempt to define all of the terms and conditions of the Investment, which will be set forth in full in the definitive documentation for the Investment all of which shall be satisfactory to Capricorn II, in its sole discretion, but instead this letter agreement constitutes only a framework for further discussion and negotiation of the terms and conditions of the Investment. Except as expressly set forth in this letter agreement, until definitive documentation for the Investment has been executed and delivered by all necessary parties, there is no legally binding agreement with respect to the Investment and there are no other legal or equitable duties, responsibilities or rights with respect thereto.

Capricorn  II's  commitment  to provide the  Investment  is also  subject to (i)
Capricorn II's satisfaction with respect to all matters related to the Transactions, (ii) no information coming to Capricorn II's attention which it believes is reasonably likely to have a material adverse impact on NFS, (iii) no adverse change in the condition of the financial markets and (iv) verification of the legal, tax, financial, operating, structural and other factual premises upon which Capricorn II's commitment to provide the Investment is based.

Capricorn II also agrees as follows:

         (a) if (i) Capricorn II provides the Investment, (ii) at any time prior to the first anniversary of the Spin-Off Capricorn II and its Affiliates (as defined in Rule 144(a) under the Securities Act of 1933, as amended; provided that for purposes of this letter, Capricorn Investors, L.P. shall not be deemed an "AFFILIATE" of Capricorn II) collectively own more than 20% of the shares of NFS Stock then outstanding and (iii) at such time no other person or Group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall own a number of shares of NFS that is greater than the number of shares of NFS Stock then owned by Capricorn II and its Affiliates, then neither Capricorn II nor any such Affiliate (each, a "STOCKHOLDER") shall transfer or agree to transfer, in one or a series of related transactions concluding prior to the first anniversary of the Spin- Off, a number of shares equal to more than 50% of the shares of NFS Stock then owned by the Stockholders (a "TRANSACTION"), without first requiring as a condition to any such transaction (which condition such Stockholder may not waive or amend) the person or Group (as defined in Section 13(d)(3) of the Securities Exchange Act 1934, as amended ) acquiring shares from a Stockholder in a Transaction (the "ACQUIROR") to either:

                  (i)      commence   a  tender   or   exchange   offer  to  all
                           stockholders of NFS offering to purchase the shares of NFS Stock held by all such stockholders on


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NHP Financial Services, Ltd.
April 21, 1997
Page 3



                           substantially the terms and conditions offered to such Stockholder; provided that the Acquiror may offer to purchase less than all shares issued and outstanding as long as the offer is for not less than the number of shares that the Acquiror originally offered to purchase from such Stockholder and the Acquiror purchases from each person (including the Stockholder) accepting the offer a pro rata portion of the shares with respect to which the offer is accepted, or

                  (ii) propose a merger, consolidation or other business combination involving NFS in which each stockholder would be entitled, upon completion of such transaction to receive the same consideration as that offered to such Stockholder.

                  The foregoing provisions shall not apply to shares of NFS Stock transferred by any Stockholder in a registered offering, through Rule 144 or any other open market transactions, in connection with a tender or exchange offer which is made to all shareholders other than as referred to in clause (i) above, or with respect to transfers by Capricorn to any of its Affiliates; and

         (b) Capricorn II and its Affiliates shall not buy any shares of NFS Stock in open market transactions for a period of 90 days following the Spin-Off, except that Capricorn II and its Affiliates shall be permitted to make any such purchases during any portion of such 90 day period in which Capricorn II shall have been advised by NFS in writing that NFS itself will not be buying any shares of NFS Stock in open market transactions.

You represent and warrant that all information with respect to the matters referred to above and other matters related to the Transactions (i) made available to Capricorn II and its affiliates by NFS and its affiliates, (ii) contained in any filing by NFS and its affiliates with any court or governmental or regulatory agency, commission or instrumentality or (iii) contained in any prospectus, information statement or any other reports or documents published, delivered, sent or given by or on behalf of NFS and its affiliates in respect of the issuance or distribution of any securities of NFS (collectively, and to the extent that any of the foregoing is superseded or revised by information subsequently and timely made available to Capricorn II or its affiliates, as the case may be, prior to the closing of the Investment, the "INFORMATION") will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, in each case as of the date as of which the Information purports to speak and at the date of the closing of the Investment.


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NHP Financial Services, Ltd.
April 21, 1997
Page 4



Capricorn II shall have the right to review and approve in advance (which approval will not be unreasonably withheld) all public announcements, filings, solicitations, information, memoranda and similar documentation made or distributed by NFS and its affiliates relating to the Transactions or the other transactions contemplated by this letter agreement to the extent that they refer to or otherwise affect Capricorn II or its affiliates.

You represent and warrant that the Board of Directors of NFS, at a meeting duly called and held, unanimously approved the Investment, which action constitutes approval of the Investment for purposes of Section 203 of Delaware General Corporation Law and which approval shall make such Section 203 inapplicable to the Investment and to any future transactions between NFS and Capricorn II.

This letter agreement shall not be assignable by you without the prior written consent of Capricorn II and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. References herein to "this letter agreement" include such waivers and modifications. This letter is for the benefit of NFS only and no other person or entity may relay hereon. There are no express or implied third-party beneficiaries of Capricorn II's commitment to provide the Investment (including, without limitation, NHP, the stockholders of NHP and, after the Spin-off, the stockholders of NFS), and no person other than a party hereto may rely on such commitment or on any other matter contemplated by this letter agreement, except that, if Capricorn II provides the Investments, the agreements stated in the sixth paragraph of this letter agreement shall be made for the benefit of the stockholders of NFS.

If definitive agreements have not then been executed and delivered, Capricorn II's commitment to provide the Investment will terminate at 10:00 a.m., New York time, on May 15, 1997, unless prior thereto Capricorn II and you shall have agreed in writing to extend the term hereof.

Capricorn II reserves the right to employ the services of its affiliates in connection with the matters contemplated by this letter agreement. You acknowledge that Capricorn II may share with any of its affiliates, and such affiliates may share with Capricorn II, any information (including non-public information) related to NFS and its affiliates and subsidiaries, the Transactions or any of the other matters contemplated by this letter agreement in connection with the Transactions.

This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.

This letter agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties


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NHP Financial Services, Ltd.
April 21, 1997
Page 5


in connection therewith except to the extent expressly incorporated or specifically referred to herein or therein. Nothing in this letter agreement is intended to obligate or commit Capricorn II and its affiliates to provide any financing or services other than as set out herein.

THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS LETTER, THE TRANSACTIONS OR THE MATTERS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER AGREEMENT, THE TRANSACTIONS OR ANY MATTERS CONTEMPLATED BY THIS LETTER AGREEMENT. In the event of litigation, this letter agreement may be filed as a written consent to a trial by the court.

If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this letter agreement on or before the close of business on April 21, 1997, whereupon the agreement, as set forth herein, shall become binding.



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We are delighted that you have given us this opportunity, and we look forward to working with you on this matter.


                                  Very truly yours,

                                  CAPRICORN INVESTORS II, L.P.

                                  By:      Capricorn Holdings, LLC, its General
                                           Partner



                                  By:      /s/ HERBERT S. WINOKUR, JR.
                                           -------------------------------------
                                           Name:  Herbert S. Winokur, Jr.
                                           Title: Manager





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AGREED TO AND ACCEPTED AS OF THE
21ST DAY OF APRIL, 1997:


NHP FINANCIAL SERVICES, LTD.



By:      /s/ J. RODERICK HELLER, III
         ---------------------------------
         Name: J. Roderick Heller, III
         Title: Chairman